Exhibit(a)(4)

                        THE WRIGHT EQUIFUND EQUITY TRUST

                                     Amended

                Establishment and Designation of Series of Shares
                    of Beneficial Interest, Without Par Value

                                November 20, 2000

         WHEREAS, pursuant to an Amended and Restated Establishment and Designation of Series dated January 27, 1999, the Trustees of The Wright EquiFund Equity Trust, a Massachusetts business trust (the "Trust"), designated the shares of beneficial interest of the Trust into four separate series (or Funds); and

         WHEREAS, the Trustees now desire to terminate and liquidate, effective December 22, 2000, one of its existing series, i.e. Wright EquiFund -- Netherlands, pursuant to Section 4 of Article XIV of the Amended and Restated Declaration of Trust dated December 20, 1989 (the "Declaration of Trust");

         NOW, THEREFORE, the undersigned, being at least a majority of the duly elected and qualified Trustees presently in office of the Trust acting pursuant to Article VI, Section 1Aof the Declaration of Trust, hereby redivide the shares of beneficial interest of the Trust into the following separate series (or Funds) of the Trust, each Fund to have the following special and relative rights:

         1.The Funds shall be designated as follows effective December 22, 2000:

                  Wright EquiFund -- Japan
                  Wright EquiFund -- Mexico
                  Wright EquiFund -- Hong Kong/China

         2.Each Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 and the Investment Company Act of 1940. Each share of beneficial interest of each Fund ("share") shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Fund, all as provided in the Declaration of Trust. The proceeds of sales of shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law. Each share of a Fund shall be entitled to receive its pro rata share of net assets of that Fund upon liquidation of that Fund.

         3. Shareholders of each Fund shall vote separately as a class to the extent provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended.

         4. The assets and liabilities of the Trust shall be allocated among the above referenced Funds as set forth in Article VI, Section 1A of the Declaration of Trust, except as provided below.

              (a) The liabilities,  expenses,  costs, charges or reserves of the
                  Trust (other than the management and investment advisory fees paid by the Trust) which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds on an equitable basis as determined by the Trustees.

              (b) The  Trustees may from time to time in  particular  cases make specific allocation of assets or liabilities among the Funds.

         5. A majority of the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any such Fund, and to terminate any Fund or add additional Funds as provided in the Declaration of Trust.

                  S/ Peter M. Donovan                   S/ Leland Miles
               ------------------------                   ---------------
                  Peter M. Donovan                         Leland Miles


                  S/ H. Day Brigham, Jr.                S/ A. M. Moody, III
                 ----------------------                  -------------------
                  H. Day Brigham, Jr.                      A. M. Moody, III


                  S/ Judith R. Corchard                 S/Lloyd F. Pierce
                 ----------------------                   -----------------
                  Judith R. Corchard                      Lloyd F. Pierce


                  S/ Dorcas R. Hardy                    S/ Richard E. Taber
                 -----------------------                 -------------------
                  Dorcas  R. Hardy                         Richard E. Taber


                              S/ Raymond Van Houtte
                               ---------------------
                                 Raymond VanHoutte